Exhibit 99.1

FOR IMMEDIATE RELEASE

SurModics, Inc. Reports Second Quarter Results
Record Revenue and Earnings

EDEN PRAIRIE, Minnesota — April 16, 2003 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification solutions to medical device manufacturers, today reported financial results for the second quarter ended March 31, 2003.

     Revenue for the second quarter of fiscal 2003 increased 37% to $9.7 million from $7.1 million in the comparable period of fiscal 2002. Operating income rose 67% to $4.0 million, and net income increased 56% to $2.8 million, or $.15 per diluted share, from net income of $1.8 million, or $.10 per diluted share, reported in the same period last year.

     For the first six months of fiscal 2003, revenue increased 35% to $17.8 million from $13.2 million in fiscal 2002, and operating income rose 63% to $6.8 million. Net income increased 55% to $4.9 million, or $.28 per diluted share, from $3.2 million, or $.18 per diluted share, in the first half of fiscal 2002.

     “SurModics delivered another strong quarter, generating record revenue and profits,” said Dale Olseth, Chairman and CEO. Growth in the second quarter was the result of a 50% increase in coatings revenue, primarily due to royalties on the sale of coated products and reagent sales to Johnson & Johnson’s Cordis division. The results include royalties earned under the new Cordis contract, which became effective January 1, 2003, in addition to the royalties due under the previous agreement. Olseth added, “These numbers do not include the impact of U.S. Food and Drug Administration (FDA) approval of the Cordis CYPHER™ Stent, which the industry expects soon.”

     Total operating expenses increased 22% from the second quarter of last year as the Company continues to invest for future growth. The increases are primarily occurring in the areas of depreciation on building improvements and labor costs. “We completed a portion of the remodeling at our Bloomington facility toward the end of last quarter and now we’re able to accommodate more drug coating opportunities. Work also continues on our new manufacturing addition at the Bloomington site that will give us additional capacity. We are on plan for completion in the fall,” said Olseth.

     According to Olseth, “SurModics is in excellent financial condition.” As of March 31, SurModics’ cash and investments totaled $46.6 million, assets totaled $84.6 million, and stockholders’ equity totaled $75.7 million with no debt.

Outlook

     Prospects for the full year 2003 continue to show strong growth. However, specific earnings guidance for the remaining quarters of fiscal 2003 cannot be provided because the market impact of the CYPHER Stent is a significant factor in our guidance. As the Company has said previously, commercial development revenue is expected to decrease as demand for coating work on the Cordis’ CYPHER Stent trials declines in anticipation of FDA approval. This decrease, combined with the current quarter impact of the previous Cordis agreement, lead management to expect fiscal 2003 third quarter revenues and earnings to be lower than the fiscal 2003 second quarter results. The Company believes that the comparative strength of third and fourth quarter results will depend importantly on when drug-eluting stent sales may begin in the U.S. The size of these royalties is subject to several variables including market acceptance, product pricing, reimbursement, competition and other factors, which could significantly impact CYPHER Stent sales.

     Olseth said, “Regardless of the precise date of approval, the outlook for meaningful increases in SurModics’ revenue and earnings in the future is excellent.”

     SurModics will host a Webcast at 5:00 p.m. ET (4:00 p.m. CT) today to discuss the quarterly results. To access the Webcast, go to the investor relations’ portion of the Company’s Web site, www.surmodics.com, and click on the second quarter Webcast icon. If you do not have access to the Internet and want to listen to an audio replay of the second quarter conference call, dial 800-405-2236 and enter conference call ID # 533085. The audio replay will be available beginning at 6:00 p.m. CT on Wednesday, April 16, until 5:00 p.m. CT on Wednesday, April 23.

About SurModics, Inc.

     SurModics, Inc., a leading provider of surface modification solutions, licenses its patented coating process to medical device manufacturers around the world. A significant portion of SurModics’ revenue is generated through royalties on the sale of coated products. SurModics’ Internet address is www.surmodics.com.

Forward-Looking Statements

     Certain statements contained in this press release are considered “forward-looking statements,” which provide current expectations or forecasts of future events, including SurModics’ expectations regarding the growth in licenses, royalties, revenues and earnings and the impact of the J&J-Cordis agreement. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Such statements involve a variety of risks and uncertainties, known and unknown. Important factors that could cause actual results to differ from expected or historic results include, among others, the success of Cordis and other existing licensees in timely introducing and selling products incorporating SurModics’ technology, factors influencing Cordis’ product sales such as FDA approval, market acceptance and competition, SurModics’ ability to attract new licensees and to enter into agreements for additional applications with existing licensees, the willingness of potential customers to sign license agreements under the terms offered by the Company, the success of ongoing development projects and outcome of human clinical studies being conducted by our licensees, strategies of customers, market demand, and general economic factors, such as consumer confidence and inflation. Investors are advised to consult any further disclosures by SurModics on this subject in its filings with the Securities and Exchange Commission.

SurModics, Inc.
Income Statements
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

	(Unaudited)		(Unaudited)
Revenue	$9,742	$7,109	$17,790	$13,168
Operating expenses:
Product	783	689	1,371	1,254
Research & development	2,926	2,262	5,586	4,692
Sales & marketing	534	368	1,071	719
General & administrative	1,507	1,405	2,915	2,299

Total operating expenses	5,750	4,724	10,943	8,964

Income from operations	3,992	2,385	6,847	4,204
Investment income	414	414	1,037	837

Net income before income taxes	4,406	2,799	7,884	5,041
Income tax provision	(1,656)	(1,041)	(2,963)	(1,873)

Net income	$2,750	$1,758	$4,921	$3,168

Basic net income per share	$0.16	$0.10	$0.28	$0.19

Diluted net income per share	$0.15	$0.10	$0.28	$0.18

Weighted average shares outstanding
Basic	17,326	16,926	17,305	16,852
Diluted	17,803	17,849	17,813	17,842

SurModics, Inc.
Revenue Summary
(In thousands)

	Three Months Ended			Six Months Ended
	March 31,			March 31,

	2003	2002	% Change	2003	2002	% Change

	(Unaudited)			(Unaudited)
Coatings revenue:
Royalties	$4,168	$2,180	91%	$6,655	$4,401	51%
License fees	125	380	(67)%	655	459	43%
Reagent sales	1,990	1,005	98%	4,499	2,172	107%
Commercial development	1,833	1,841	(—)%	2,859	3,281	(13)%

Total coatings revenue	8,116	5,406	50%	14,668	10,313	42%
Other revenue:
Diagnostic royalties	606	668	(9)%	1,469	1,182	24%
Stabilization & slide sales	903	928	(3)%	1,433	1,381	4%
Government research	117	107	9%	220	292	(25)%

Total revenue	$9,742	$7,109	37%	$17,790	$13,168	35%

SurModics, Inc.
Condensed Balance Sheets
(in thousands)

	March 31,	September 30,
	2003	2002

	(Unaudited)
Assets
Current assets:
Cash & investments	$8,548	$13,149
Accounts receivable	5,138	5,506
Inventories	728	746
Other current assets	1,378	1,475

Total current assets	15,792	20,876
Property & equipment, net	23,933	18,836
Long-term investments	38,023	30,726
Other assets	6,865	6,810

Total assets	$84,613	$77,248

Liabilities & Stockholders’ Equity
Total current liabilities	$7,167	$5,057
Deferred revenue	1,793	2,196
Total stockholders’ equity	75,653	69,995

Total liabilities & stockholders’ equity	$84,613	$77,248